================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               IKOS SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           [IKOS SYSTEMS, INC. LOGO]


                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA  95014



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 27, 1998
Dear Stockholder:

     You are invited to attend the Annual Meeting of the Stockholders of IKOS Systems, Inc. (the "Company"), which will be held Tuesday, January 27, 1998, at 11:00 a.m. Pacific Standard Time, at the Courtyard Marriot, 10605 North Wolfe Road, Cupertino, California 95014 for the following purposes:

1. To elect the Board of Directors for the Company to serve for the ensuing year;

2. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1995 Stock Option Plan by 430,000 shares;

3. To approve an amendment to the 1995 Stock Option Plan to increase automatically on the first day of each fiscal year of the Company beginning on and after October 4, 1998 the maximum aggregate number of shares of Common Stock issuable under the plan by that number of shares of Common Stock of the Company equal to 4.9% of the number of shares of the Company issued and outstanding on the last day of the preceding fiscal year.

4. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan by 150,000 shares;

5. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending October 3, 1998; and

6.   To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on December 15, 1997 are entitled to notice of, and to vote at, this meeting and any continuations or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the principal executive offices of IKOS Systems, Inc. 19050 Pruneridge Avenue, Cupertino, California 95014.


                                By Order of the Board of Directors,

                                /s/ Joseph W. Rockom
                                -----------------------------
                                Joseph W. Rockom, Secretary


Cupertino, California
December 19, 1997

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                               IKOS SYSTEMS, INC.
                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 255-4567

                             --------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             --------------------

     The accompanying proxy is solicited by the Board of Directors of IKOS Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Tuesday, January 27, 1998 (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is December 19, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION
     ANNUAL REPORT. An annual report for the fiscal year ended September 27, 1997 is enclosed with this Proxy Statement.

     VOTING SECURITIES. Only stockholders of record as of the close of business on December 15, 1997 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 8,591,570 shares of Common Stock of the Company, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table contains information as of October 31, 1997 regarding the ownership of the Common Stock of the Company by all persons who, to the knowledge of the Company, were (i) the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 27, 1997 whose salary and bonus for the fiscal year ended
September 27, 1997 exceeded $100,000 and (iv) all current executive officers and directors of the Company as a group.

                                                      SHARES BENEFICIALLY OWNED(2)
          NAME OF BENEFICIAL OWNER(1)                 NUMBER            PERCENTAGE
------------------------------------------------     --------          ------------
Wellington Management Company, LLP
75 State Street
Boston, MA 02109................................          885,930(3)             10.31%

Wells Fargo Bank, N.A.
464 California Street
San Francisco, CA 94163.........................          676,404(4)              7.87%

Pilgrim Baxter & Associates
1255 Drummers Lane
Wayne, PA 19087.................................          553,400(5)              6.44%

Ramon A. Nunez..................................          176,058(6)              2.01%

Gerald S. Casilli...............................          102,919(7)              1.20%

Daniel R. Hafeman...............................           71,096(8)                *

Joseph W. Rockom................................           66,599(9)                *

Lawrence A. Melling.............................           46,851(10)               *

Stephen  McLaughlin.............................           36,403(11)               *

Glenn E. Penisten...............................           13,115(12)               *

James R. Oyler..................................            8,500(13)               *

Lutz P. Henckels................................            8,073(14)               *

All Directors and Executive Officers
 as a Group (12 persons)........................          542,899(15)             6.07%

--------------------------------
*    Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 19050 Pruneridge Avenue, Cupertino, California 95014.

(2) This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated in the footnotes to the above table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) According to a Schedule 13G/A filed by the stockholder with the Securities and Exchange Commission September 10, 1997, Wellington Management Company, LLP ("Wellington"), in its capacity as investment advisor, may be deemed to beneficially own an aggregate of 885,930 shares of the Company's Common Stock which are held of record by clients of Wellington. Wellington shares power to vote or to direct the vote as to 283,630 shares and shares power to dispose or to direct the disposition of 885,930 shares.

(4) According to a Schedule 13G/A filed by the stockholder with the Securities and Exchange Commission February 19, 1997, Wells Fargo Bank, N.A. ("Wells Fargo") may be deemed to beneficially own an aggregate of 676,404 shares of the Company's Common Stock. The aggregate number of shares represents shares held in trust accounts for the benefit of the beneficiaries of such accounts. Wells Fargo has the sole power to vote 670,404 shares and shares power to vote 6,000 shares. Wells Fargo shares power to dispose of 630,500 shares.

(5) According to a Schedule 13G jointly filed with the Securities and Exchange Commission by Pilgrim Baxter & Associates ("Pilgrim Baxter"), Harold J. Baxter ("Baxter"), Gary L. Pilgrim ("Pilgrim") and PBHG Emerging Growth Fund (the "Fund") March 12, 1997, Pilgrim Baxter may be deemed to beneficially own an aggregate of 553,400 shares of the Company's Common Stock. Pilgrim Baxter does not have sole power to vote any of such shares and shares power to vote or direct the vote as to 553,400 shares. Pilgrim Baxter has the sole power to dispose of 553,400 shares. Each of Baxter and Pilgrim have shared voting and sole dispositive power with respect to 553,400 shares, and the Fund has shared voting and sole dispositive power with respect to 483,500 shares.

(6) Includes 170,429 shares subject to options exercisable within 60 days of October 31, 1997.

(7) Includes 19,221 shares subject to options exercisable within 60 days of October 31, 1997.

(8) Includes 30,717 shares subject to options exercisable within 60 days of October 31, 1997.

(9) Includes 34,292 shares subject to options exercisable within 60 days of October 31, 1997.

(10) Includes 32,904 shares subject to options exercisable within 60 days of October 31, 1997.

(11) Includes 22,175 shares subject to options exercisable within 60 days of October 31, 1997.

(12) Includes 8,126 shares subject to options exercisable within 60 days of October 31, 1997.

(13) Includes 7,500 shares subject to options exercisable within 60 days of October 31, 1997.

(14) Includes 7,552 shares subject to options exercisable within 60 days of October 31, 1997.

(15) Includes 345,751 shares subject to options exercisable within 60 days of October 31, 1997.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     Management's nominees for election to the Board of Directors (the "Board") at the Annual Meeting are Gerald S. Casilli, Lutz P. Henckels, Ramon A. Nunez, James R. Oyler and Glenn E. Penisten. If elected, each nominee will hold office until the next annual meeting of stockholders or until his successor is elected and qualified unless he shall resign or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present in determining if a quorum is present.

     It is intended that votes pursuant to the Proxies will be cast for the named nominees. The persons named in the accompanying form of proxy will vote the shares represented thereby for the named nominees. Management knows of no reason why any of the named nominees should be unable or unwilling to serve. However, if any named nominee(s) should for any reason be unable or unwilling to serve, the Proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

     At the Annual Meeting, five (5) directors of the Company are to be elected for the ensuing year and until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees for election to the office of director and certain information with respect to their age and background are set forth below. Messrs. Casilli, Henckels, Nunez, Oyler and Penisten each was elected to his present term of office at the 1997 Annual Meeting of Stockholders of the Company.

        NOMINEE          POSITIONS WITH THE COMPANY            AGE         DIRECTOR SINCE
---------------------   ---------------------------          --------     ----------------
Gerald S. Casilli        Chairman of the Board                    58              1986

Lutz P. Henckels         Director                                 57              1994

Ramon A. Nunez           Chief Executive Officer,                 43              1994
                         President and Director

James R. Oyler           Director                                 51              1991

Glenn E. Penisten        Director                                 66              1985

     Mr. Casilli has served as Chairman of the Board since July 1989 and served as Chief Executive Officer from April 1989 to August 1995. He has served as a director since 1986. Mr. Casilli is also a Director for Evans & Sutherland Computer Corporation. From January 1986 to December 1989, he was a general partner of Trinity Ventures, Ltd., a venture capital firm and a former investor in the Company. Mr. Casilli was a general partner of Genesis Capital, a venture capital firm, from February 1982 to 1990. Mr. Casilli founded Millennium Systems, a manufacturer of microprocessor development systems, in 1973 and served as its President and Chief Executive Officer until 1982.

     Mr. Henckels has served as a member of the Board since February 1994.
Mr. Henckels has been President of LeCroy Corporation, a supplier of test and measurement equipment, since 1993 and Chief Executive Officer since 1994.
Mr. Henckels is also a director of LeCroy Corporation. Before joining LeCroy Corporation he was President of U.S. Operations for Racal-Redac, Inc. from 1989 to 1993. From 1983 to 1989, Mr. Henckels was

President and Founder of HHB Systems, an electronic design automation company. Prior to that time, he was President and founder of HHB Softron, an engineering consulting firm.

     Mr. Nunez was appointed Chief Executive Officer in August 1995. Mr. Numez had been President, Chief Operating Officer and Director of the Company since October 1994. He had served as Vice President of Worldwide Sales since
July 1993. Mr. Nunez joined the Company in April 1990 as Vice President of North American Sales after five years in sales management with Zycad Corporation. Earlier he was branch sales manager for Cadnetix (now part of Intergraph) in Southern California.

     Mr. Oyler has served as a member of the Board since October 1991. He is presently President, Chief Executive Officer and Director of Evans & Sutherland Computer Corporation. Evans & Sutherland develops, manufactures and markets high performance systems for various applications with demanding graphics requirements. Prior to his position with Evans & Sutherland, Mr. Oyler was President of AMG, Inc., a process machine design company. From 1976 to 1990, Mr. Oyler worked at Harris Corporation, most recently as Senior Vice President and Sector Executive, where he was responsible for nine operating divisions. Prior to that time, he held positions as consultant and associate with Booz, Allen & Hamilton in New York.

     Mr. Penisten has been a member of the Board since September 1985. Since September 1985, he has been a general partner of Alpha Partners, a venture capital firm and former investor in the Company. From January 1985 to August 1985, he was a general partner of P&C Venture Partners, a venture capital firm. From 1982 to 1985, he was a Senior Vice President at Gould/AMI. From 1976 to 1982, Mr. Penisten served as Chief Executive Officer of AMI, a semiconductor manufacturer. Mr. Penisten is also a director of Bell Microproducts, Inc., Pinnacle Systems, Inc. and Superconductor Technologies and is Chairman of the Board of Network Peripherals, Inc.

     BOARD MEETINGS. During the fiscal year ended September 27, 1997, the Board held four meetings and took action by unanimous written consent one time. No director serving on the Board in fiscal year 1997 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

     COMMITTEES OF THE BOARD. The Company has an Audit Committee and a Compensation Committee. The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during the fiscal year ended September 27, 1997 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended September 27, 1997, the Audit Committee held three meetings.

     The Compensation Committee's function is to review and recommend salary and bonus levels for executive officers and certain other management employees and to recommend stock option grants. The members of the Compensation Committee during the fiscal year ended September 27, 1997 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended September 27, 1997, the Compensation Committee held one meeting and took action by unanimous written consent two times. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

COMPENSATION OF DIRECTORS

     The Company pays each of its outside directors $3,500 per quarter for their services as members of the Board. The Chairman of the Board receives an additional $90,000 per year and as an employee of the Company is eligible to receive options to purchase the Company's Common Stock under the Company's 1995 Stock Option Plan. In addition, all directors who are not members of management receive stock options to purchase 2,500 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan upon the date of each annual meeting of stockholders.

     The following table provides the specified information concerning all compensation paid to persons who were directors of the Company during the fiscal year ended September 27, 1997 who are not named in the Summary Compensation Table.

                  DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                              CASH COMPENSATION           SECURITY GRANTS
                            --------------------       ----------------------
                                                        NUMBER OF SECURITIES
         NAME               ANNUAL RETAINER FEES       UNDERLYING OPTIONS (#)
-----------------------     --------------------       ----------------------

Gerald S. Casilli                        $104,000(1)                        --

Lutz P. Henckels                           14,000                        2,500

James R. Oyler                             14,000                        2,500

Glenn E. Penisten                          14,000                        2,500

------------------------------
(1) Includes $90,000 paid to Mr. Casilli in compensation for his service to the Company as Chairman of the Board.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation during the fiscal years ended September 27, 1997, September 28, 1996 and September 30, 1995 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 27, 1997 whose salary and bonus for the fiscal year ended September 27, 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM
                                                                 ANNUAL COMPENSATION             COMPENSATION
                                                           ------------------------------------  -------------
NAME AND PRINCIPAL                                                                 OTHER ANNUAL  AWARDS OPTION
  POSITION                                       YEAR       SALARY        BONUS    COMPENSATION      SHARES
 -----------------                               ----      -------        -----    ------------  -------------
Ramon A. Nunez                                   1997     $228,418      $ 90,400            (3)         41,700
Chief Executive Officer,                         1996      209,228       100,000            (3)         42,300
President and Director                           1995      105,339(2)    107,000            (3)          5,000

Daniel R. Hafeman                                1997      154,883        53,795            (3)              0
Chief Technical Officer                          1996      148,859        19,233            (3)         37,500
                                                 1995      139,898        16,779            (3)         18,050

Lawrence A. Melling                              1997      158,357        65,000            (3)              0
Vice President of                                1996      145,522        22,327            (3)         33,000
Business Development(1)                          1995      117,615        21,869            (3)         14,950

Joseph W. Rockom                                 1997      152,900        55,000            (3)              0
Vice President of Finance                        1996      138,450        21,517            (3)         33,000
and Administration                               1995      118,539        14,295            (3)         15,400

Stephen McLaughlin                               1997      119,400        44,795            (3)              0
Vice President of                                1996      115,390        19,233            (3)         30,000
Manufacturing                                    1995      110,789        12,778            (3)         13,800


----------------------------
(1) In October 1997, Mr. Melling's position with the Company changed from Vice President of Marketing to Vice President of Business Development.

(2)   Mr. Nunez was appointed Chief Executive Officer of the Company in August
      1995.

(3) Total amount of personal benefits paid to this executive officer during the fiscal year was less than the lesser of (i) $50,000 or (ii) 10% of such executive officer's total reported salary and bonus.

STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended September 27, 1997 to the persons named in the Summary Compensation Table. During fiscal 1997, there were no grants of options to either of Messrs. Hafeman, Melling, Rockom or McLaughlin.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                AT ASSUMED ANNUAL RATES OF
                                                                                STOCK PRICE APPRECIATION
                              INDIVIDUAL GRANTS IN FISCAL 1997                    FOR OPTION TERM(3)
                 ----------------------------------------------------------    ------------------------
                  NUMBER OF        % OF TOTAL     EXERCISE
                 SECURITIES          OPTIONS         OR
                 UNDERLYING        GRANTED TO       BASE
                   OPTIONS         EMPLOYEES IN    PRICE(2)       EXPIRATION
     NAME        GRANTED(1)        FISCAL YEAR     ($/SH)           DATE          5% ($)       10% ($)
-------------    -------------    --------------  ----------     -----------    --------     ----------
Ramon A. Nunez         36,700               5.6%     $21.00         10/10/06    $484,807     $1,228,349
                        5,000                .8%      16.75         04/02/07      52,650        133,500

--------------------
(1) Options granted in fiscal 1997 under the Company's 1995 Stock Option Plan (the "Option Plan") generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Employment Contracts and Termination of Employment and Change-in-Control Arrangements." See also "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN."

(2)   All options were granted at fair market value on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $16.75 in fiscal 1997 would yield profits of approximately $10.53 per share at 5% appreciation over ten years, or approximately $26.70 per share at 10% appreciation over the same period. One share purchased at $21.00 per share in fiscal 1997 would yield profits of approximately $13.21 per share at 5% appreciation over ten years, or approximately $33.47 per share at 10% appreciation over the same period.

OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended September 27, 1997 and unexercised options held as of September 27, 1997 by the persons named in the Summary Compensation Table. A portion of the shares subject to these options may not yet be vested and may be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before such shares had vested.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES                   VALUE IN DOLLARS OF
                                                              UNDERLYING UNEXERCISED                UNEXERCISED IN-THE-MONEY
                                                                OPTIONS AT 9/27/97                     OPTIONS AT 9/27/97
                                                       ------------------------------------    ---------------------------------
                       SHARES
                      ACQUIRED        VALUE
       NAME          ON EXERCISE   REALIZED ($)        EXERCISABLE(1)(2)   UNEXERCISABLE(3)    EXERCISABLE(2)    UNEXERCISABLE(4)
------------------   -----------   ------------        -----------------   ----------------    --------------    ---------------
Ramon A. Nunez            50,000    $768,750.00               155,309              59,391           $829,649           $348,563
Daniel R. Hafeman         15,000    $258,000.00                37,979              27,571            224,924             50,988
Lawrence A. Melling       19,750    $378,687.50                30,518              24,532            188,700             39,244
Joseph W. Rockom           7,500    $ 59,531.25                31,893              24,607            193,794             39,769
Stephen M. McLaughlin     14,000    $246,750.00                20,000              22,300             97,563             36,225

----------------------

(1) Options granted in fiscal 1997 under the Option Plan generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options.

(2) Represents shares which are immediately exercisable and/or vested. Based on the closing price of $12.50, as reported on the Nasdaq National Market on September 27, 1997, less the exercise price.

(3)   Represents shares which are unvested and/or not immediately exercisable.

(4) Based on the closing price of $12.50, as reported on the Nasdaq National Market on September 27, 1997, less the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into an employment agreement with Ramon A. Nunez, the Company's Chief Executive Officer, President and Director. Mr. Nunez's employment agreement provides that Mr. Nunez shall receive an annual salary of $235,950, subject to annual review. In connection with Mr. Nunez's employment agreement, the Company granted Mr. Nunez an option to purchase 150,000 shares of the Company's Common Stock pursuant to the Company's Option Plan. Pursuant to Mr. NuNez's employment agreement, Mr. Nunez is granted additional options if the Company achieves or exceeds certain earnings per share objectives. Mr. Nunez's employment agreement further provides that Mr. Nunez will be entitled to a performance bonus of up to $100,000 per year, of which 80% will be earned upon meeting certain revenue and earnings per share targets and 20% will be discretionary and will be granted based upon his job performance and other factors as determined by the Board. Mr. Nunez's employment pursuant to his employment agreement may be terminated by the Company at any time, with or without cause; provided, however, if Mr. Nunez's employment is terminated by the Company for any reason other than cause (as defined in the employment agreement) he shall be entitled to the following severance benefits: (i) payment over a nine (9) month period of a monthly amount equal to his average monthly salary for the twelve (12) months prior to his termination; (ii) continued vesting of stock options granted pursuant to his employment agreement; and (iii) continued provision of employee benefits for the nine (9) month period following termination.

     Gerald S. Casilli has served as the Company's Chairman of the Board since July 1989 and he served as the Company's Chief Executive Officer from April 1989 to August 1995. Upon Mr. Casilli's resignation as the Company's Chief Executive Officer in August 1995, his salary was reduced to $90,000 per year plus an additional $3,500 per quarter for director's fees. Mr. Casilli remains with the Company as its Chairman of the Board and as an employee.

     The Company has entered into severance agreements with each of its current executive officers. In general, such agreements provide that if within one year of a transfer of control of the Company, as defined in the agreement, an executive officer's employment is terminated by the Company without cause, the executive officer terminates his employment with the Company as a result of being required to relocate, as defined in the agreement, or the executive officer's base salary immediately prior to the transfer of control is reduced, he shall continue to receive his base salary and benefits for a period of one
(1) year after his date of termination. In addition, such agreements provide that any unvested stock options held by an executive officer on his date of termination shall become fully vested.

     Options granted under the Company's Option Plan contain provisions pursuant to which, under certain circumstances, all outstanding options and shares granted under such plan will become fully vested and immediately exercisable upon a "transfer of control" as defined in such plan. See also "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN."

CHANGES TO BENEFIT PLANS

     1995 Stock Option Plan.  The Company has proposed the approval of an
     ----------------------
amendment to the Company's Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the plan by 430,000 shares from 3,342,857 shares to 3,772,857 shares, as described below under the caption, "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN." The Company has also proposed separately the approval of an amendment to the Company's Option Plan to increase automatically on the first day of each fiscal year of the Company beginning on and after October 4, 1998 the maximum aggregate number of shares of Common Stock issuable under the plan by that number of shares of Common Stock of the Company equal to 4.9% of the number of shares the Company issued and outstanding on the last day of the preceding fiscal year. As of December 15, 1997, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Currently, non-employee directors of the Company serving on the Compensation Committee are not eligible to participate in the Option Plan. Grants under the Option Plan are made and approved at the discretion of the Compensation Committee or the Board. Accordingly, future grants under the Option Plan are not yet determinable.

     1996 Employee Stock Purchase Plan.  The Company also has proposed the
     ---------------------------------
approval of an amendment to the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the Purchase Plan by 150,000 shares from 100,000 shares to 250,000 shares, as described below under the caption, "APPROVAL OF AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN." Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan.

                      COMPARISON OF STOCKHOLDER RETURN(1)

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Stocks (SIC 7370-7379 US & Foreign) for the period commencing September 25, 1992 and ending September 26, 1997.










                                   9/25/92   10/01/93    9/30/94    9/29/95    9/27/96    9/26/97
                                   -------   --------    -------   --------    -------   --------
/Square/   IKOS Systems, Inc.       100.0       82.8      117.2      327.6      548.3      344.8

/Star/     Nasdaq Stock Market      100.0      132.3      133.4      184.3      219.4      299.6
           (US Companies)

/Pyramid/  Nasdaq Computer and      100.0      121.5      135.6      217.3      272.0      367.4
           Data Processing
           Stocks (SIC 7370-
           7379 US & Foreign)

----------------------
(1) Assumes that $100.00 was invested September 25, 1992 in the Company's Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of three outside directors of the Board and is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under the Option Plan. The objectives of the Committee are to correlate executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

SALARY

     The Compensation Committee annually assesses the performance and sets the salary of the Company's President and Chief Executive Officer, Ramon A. Nunez. In turn, Mr. Nunez annually assesses the performance of all other executive officers and recommends salary increases which are reviewed and approved by the Compensation Committee.

     In particular, Mr. Nunez's compensation as the Company's President and Chief Executive Officer is based on compensation levels of President/Chief Executive Officers of comparable size companies. In addition, the Compensation Committee considers certain incentive objectives based on the Company's performance as it relates to revenue levels and earnings per share levels.

     In determining executive officer salaries, the Compensation Committee reviews recommendations from Mr. Nunez which include information from salary surveys, performance evaluations and the financial condition of the Company.
The Compensation Committee also establishes both financial and operational based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for comparable sized companies.

     For more information regarding the compensation and employment arrangements of Mr. Nunez and other executive officers of the Company, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation of Executive Officers and Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

BONUSES

     The Compensation Committee administers a bonus plan to provide additional incentives to executives who meet established performance goals for the Company. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. In fiscal 1997, awards under this bonus plan were contingent upon the Company's attainment of revenue and operating profit targets, set by the Compensation Committee in consultation with the Chief Executive Officer. The target amount of the bonus for the Chief Executive Officer and more senior executive officers was set by the Compensation Committee; the amounts of individual bonuses for the remaining executive officers and other management were proposed by the Chief Executive Officer, subject to approval by the Compensation Committee. Awards are weighted so that proportionately higher awards are received when the Company's performance reaches maximum targets, proportionately smaller awards are received when the Company's performance reaches minimum targets and no awards are received when the Company does not meet minimum performance targets.

STOCK OPTIONS

     The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options under the Option Plan. Stock options are granted at the current market price and will only have value if the Company's stock price increases over the exercise price.

     The Compensation Committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Generally, option grants vest 12.5% six months after commencement of employment or six months after the date of grant and continue to vest thereafter in equal monthly installments over three and one-half years, conditioned upon continued employment with the Company.

EVENT SUBSEQUENT TO FISCAL 1997

     In December 1997, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's Option Plan having exercise prices well above the recent trading prices for the Company's Common Stock. The Committee was advised by management that management believed that employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the current trading price, was less attractive than compensation offered by other companies in the same geographic location, because options granted to new hires at other companies would be granted at current trading prices, providing more opportunity for appreciation than the Company's options.

     Accordingly, in December 1997, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the current trading price, with vesting commencing on the date of the exchange. The Committee also approved new vesting for exchanged options. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their forfeiting accrued vesting on their exchanged options.

                                COMPENSATION COMMITTEE


                                Lutz P. Henckels
                                James R. Oyler
                                Glenn E. Penisten

                                   PROPOSAL 2
                  APPROVAL OF AMENDMENT TO 1995 STOCK OPTION
               PLAN TO INCREASE SHARE RESERVE BY 430,000 SHARES

GENERAL

     The Company's 1988 Stock Option Plan was amended and restated as the 1995 Stock Option Plan (the "Option Plan") by the Board in 1995 and such amendment and restatement was approved by the stockholders of the Company at the 1996 Annual Meeting of the Stockholders with an initial reserve of 2,892,857 shares of Common Stock. As of December 15, 1997, approximately 290,000 shares remained available for future option grants under the Option Plan. In November 1997, the Board amended the Option Plan, subject to stockholder approval, to increase by 430,000 shares from 3,342,857 to 3,772,857 the maximum aggregate number of shares of Common Stock issuable under the plan.

     The stockholders are now being asked to approve the amendment to increase the maximum aggregate number of shares of Common Stock issuable under the Option Plan. The Board believes that the availability of an adequate Option Plan reserve is an important factor in attracting, motivating and retaining qualified officers, employees and consultants essential to the success of the Company.

DESCRIPTION OF PLAN

     The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

     General.  The Option Plan provides for the grant of incentive stock options
     -------
within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and nonstatutory stock options. As of December 15, 1997, options to purchase approximately 1,639,000 shares of Common Stock granted under the Option Plan had been exercised, options to purchase an aggregate of approximately 1,413,000 shares remained outstanding and approximately 290,000 shares remained available for future grant under the Option Plan.

     Shares Subject to Plan.  The stockholders have previously authorized the
     ----------------------
reservation of an aggregate of 3,342,857 shares of the Company's authorized but unissued or reacquired shares of Common Stock for issuance upon the exercise of options granted under the Option Plan. In November 1997, subject to stockholder approval, the Board amended the Option Plan to increase its share reserve by 430,000 shares to an aggregate of 3,772,857 shares. The stockholders are now being requested to approve the increase in the Option Plan reserve at the Annual Meeting. The Option Plan imposes a limit under which no employee may receive in any fiscal year options to purchase in excess of 750,000 shares (the "Grant Limit"). In addition, if the stockholders approve the automatic share reserve increase described in Proposal 3, without further stockholder approval, no more than 3,772,857 shares may cumulatively be available for issuance upon the exercise of Incentive Stock Options (the "ISO Issuance Limit"). Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, and to the ISO Issuance Limit outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

     Administration.  The Option Plan is administered by the Board or a duly
     --------------
appointed committee of the Board. With respect to the participation of individuals whose transactions in the Company's equity securities are subject to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to the Chief Executive Officer or the Chief Financial Officer the power to grant options for up to 2,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

     The Option Plan authorizes the Board to amend, modify, extend, renew or grant a new option in substitution for any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

     Eligibility.  Options may be granted under the Option Plan to employees,
     -----------
directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. As of December 15, 1997, the Company had approximately 212 employees, including 7 executive officers and 5 directors. The three directors currently serving on the Compensation Committee are ineligible under the Option Plan. The Option Plan also permits options to be granted to prospective employees and consultants in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

     Terms and Conditions of Options.  Each option granted under the Option Plan
     -------------------------------
is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The Board determines the fair market value of the Company's Common Stock in its sole discretion.

     The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these forms of payment. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant.

     Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board also may grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. Shares acquired under such options generally vest in installments subject to the optionee's continued service. The Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the term of a nonstatutory stock option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

However, under the Option Plan, a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

     Transfer of Control.  The Option Plan provides that, in the event of (i) a
     -------------------
sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

     Termination or Amendment.  The Option Plan will continue in effect until
     ------------------------
the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of October 26, 1995, the date on which the Board approved the Option Plan. The Option Plan further provides that the period for granting incentive stock options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the Option Plan. Thus, if the Stockholders approve the proposed increase in the Option Plan's share reserve, the period for granting incentive stock options will be extended to November 12, 2007. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options.  An optionee recognizes no taxable income for
     -----------------------
regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term if the optionee's holding period for the shares is more than one year but not more than 18 months and long-term if the optionee's holding period for the shares is more than 18 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options.  Options not designated or qualifying as
     --------------------------
incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.
A capital gain or loss will be mid-term if the optionee's holding period of the shares is more than one year but not more than 18 months and long-term if the optionee's holding period of the shares is more than 18 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD'S RECOMMENDATION

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

     The Board believes that the proposed amendment to the Option Plan to increase to 3,772,857 the maximum aggregate number of shares of Common Stock issuable under the plan described above is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE OPTION PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN TO 3,772,857 SHARES.

                                  PROPOSAL 3
       APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN TO AUTOMATICALLY
                           INCREASE THE SHARE RESERVE

GENERAL

     As of December 15, 1997, approximately 290,000 shares remained available for future option grants under the Option Plan. In November 1997, the Board amended the Option Plan, subject to stockholder approval, to increase automatically beginning on and after October 4, 1998 the maximum aggregate number of shares of Common Stock issuable under the plan by that number of shares of Common Stock of the Company equal to 4.9% of the number of shares of Common Stock of the Company issued and outstanding on the last day of the preceding fiscal year. The stockholders are now being asked to approve such amendment for the reasons specified below.

     For a description of the Option Plan, see "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN TO INCREASE SHARE RESERVE BY 430,000 SHARES."

     In order to provide an adequate reserve of shares which will allow the Company to provide long-term equity incentives under the Option Plan, the Company routinely seeks and receives stockholder approval for annual increases in the share reserve. For example, at the 1995 and 1996 Annual Meetings of Stockholders, the stockholders approved increases in the reserve equal to approximately 5.0% and 9.2%, respectively, of the total number of shares of Common Stock then issued and outstanding. At the 1997 Annual Meeting of Stockholders, the stockholders of the Company were not asked to approve an increase in the share reserve because the Company considered such reserve sufficient for its needs for that year.

     To effect the routine annual increases in the share reserve described above, expenses must be incurred to obtain the necessary approvals. The Board believes that it is in the best interests of the Company and its stockholders to avoid such expenses by amending the Option Plan to automatically increase beginning on and after October 4, 1998 the maximum aggregate number of shares of Common Stock issuable under the plan by that number of shares of Common Stock of the Company equal to 4.9% of the number of shares of Common Stock issued and outstanding on the last day of the preceding fiscal year. In addition, the automatic increase proposed here would remove the Option Plan reserve increase from the annual meeting agenda in future years, thereby allowing stockholders to focus on other proposals which are not necessarily routinely approved.

     Possible disadvantages of the proposed amendment include, but are not limited to, a lack of flexibility in the amount of the annual increase in the share reserve of the Option Plan. Such inflexibility could be remedied by future proposals to revise up or down the automatic increase in the number of shares reserved for any particular year. However, such a remedy would require approval by the stockholders and accordingly, would result in expense for obtaining such approval. The Board believes that the advantages of the proposed amendment outweigh the possible disadvantages because the proposed annual increase in the number of shares reserved under the Option Plan would be sufficient in most years, thereby avoiding the expenses involved in obtaining the necessary approvals for routine increases in the Option Plan reserve each year.

     The Board of Directors believes that the Company's stock option program is an important factor in attracting and retaining the high caliber employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders. Because competition for highly qualified individuals in the Company's industry is intense, management believes that to successfully attract the best candidates, the Company must offer a competitive stock option program as an essential component of its compensation packages. The Board of Directors further believes that stock options serve an important role in motivating their holders to contribute to the Company's continued growth and profitability. The proposed amendment is intended to ensure that the Option Plan will continue to have available a reasonable number of shares to meet these needs for the remainder of its term. See also, "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN TO INCREASE SHARE RESERVE BY 430,000 SHARES."

VOTE REQUIRED AND BOARD'S RECOMMENDATION

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

     The Board believes that the proposed amendment to the 1995 Stock Option Plan to automatically increase beginning on and after October 4, 1998 the maximum aggregate number of shares of Common Stock issuable under the plan by that number of shares of Common Stock of the Company equal to 4.9% of the number of shares of Common Stock of the Company issued and outstanding on the last day of the preceding fiscal year, as described above is in the best interests of the Company and the stockholders for the reasons so stated. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                  PROPOSAL 4
          APPROVAL OF AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     In October 1995, the Board adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. The Purchase Plan originally authorized the Company to issue up to 100,000 shares of Common Stock under the plan, and as of December 15, 1997 approximately 17,088 shares remained available for future issuance under the Purchase Plan. In November 1997, subject to stockholder approval, the Board increased the number of shares authorized for issuance under the Purchase Plan by 150,000 to 250,000 shares.

DESCRIPTION OF PLAN

     The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

     General.  The Purchase Plan is intended to qualify as an "employee stock
     -------
purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

     Shares Subject to Plan.  Currently, a maximum of 100,000 of the Company's
     ----------------------
authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. In November 1997, the Board, subject to stockholder approval, amended the Purchase Plan to increase its share reserve by 150,000 shares to an aggregate of 250,000 shares. The stockholders are now being requested to approve the increase in the Purchase Plan reserve at the Annual Meeting. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

     Administration.  The Purchase Plan is administered by the Board or a duly
     --------------
appointed committee of the Board. Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

     Eligibility.  Any employee of the Company or of any present or future
     -----------
parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee has completed at least six months of continuous employment prior to the start of the Offering (the "Eligibility Service Requirement") and is customarily employed for more than 20 hours per week; provided, however, that the Eligibility Service Requirement will not apply to Offerings commencing on or after August 1, 1996, except for employees who are executive officers. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan.

     Offerings.  Generally, each Offering of Common Stock under the Purchase
     ---------
Plan is for a period of six months (an "Offering Period") commencing on or about February 1 and August 1 of each year (an "Offering Date"). The Board may establish a different term for one or more Offerings, not to exceed 27 months, or different commencement or ending dates for any Offering Period. Generally, shares are purchased on the last day of the

Offering Period (a "Purchase Date"). The Purchase Plan also authorizes the Board to establish one or more additional Purchase Dates during an Offering Period.

     Participation and Purchase of Shares.  Participation in an Offering under
     ------------------------------------
the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of a number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date or 500 shares. These dollar and share amounts will be prorated for any Offering Period that is less than 5 1/2 months or more than 6 1/2 months in duration. However, no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

     On each Purchase Date, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of the Company's Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

     A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

     Transfer of Control.  The Purchase Plan provides that, in the event of
     -------------------
(i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the next Purchase Date to a date on or before the date of the Transfer of Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Transfer of Control will terminate.

     Termination or Amendment.  The Purchase Plan will continue until terminated
     ------------------------
by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

     If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

     A capital gain or loss will be long-term if the participant holds the shares for more than 18 months, mid-term if the participant holds the shares for more than one year but not more than 18 months and short-term if the participant holds the shares for 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and mid-term capital gains are subject to a maximum tax rate of 28%. Short-term capital gains are generally subject to the same tax rates as ordinary income.

     If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD'S RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker nonvotes, on the other hand, will have no effect on the outcome of the vote.

     The Board believes that the availability of an opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO 250,000 SHARES.

                                  PROPOSAL 5
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of the Company has appointed Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for the fiscal year ending October 3, 1998. Ernst & Young LLP has acted in such capacity since its appointment for fiscal 1986. A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if the representative desires and will be available to respond to appropriate questions.

     In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board will reconsider said appointment.

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING
OCTOBER 3, 1998.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 19050 Pruneridge Avenue, Cupertino, California 95014 no later than August 21, 1998 and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 1998 Annual Meeting, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors,


                                        /s/ Joseph W. Rockom
                                        ------------------------------
                                        Joseph W. Rockom, Secretary



December 19, 1997

                              IKOS SYSTEMS, INC.
                   Proxy for Annual Meeting of Stockholders
                      Solicited by the Board of Directors

     The undersigned hereby appoints Ramon A. Nunez and Joseph W. Rockom, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in IKOS Systems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Courtyard Marriot, 10605 North Wolfe Road, Cupertino, California 95014 on Tuesday, January 27, 1998 at 11:00 a.m. Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

     A vote FOR the following proposals is recommended by the Board of
Directors:

1.      Election of directors listed below.


        Nominees: Gerald S. Casilli, Lutz P. Henckels, Ramon A. Nunez, James R. Oyler, Glenn E. Penisten

        [_] FOR                   [_]WITHHELD



        [_]
            ----------------------------------------------------------------
            INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s) of the nominee(s) in the space provided.

2. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1995 Stock Option Plan by 430,000 shares.

         [_] FOR                   [_] WITHHELD            [_] ABSTAIN


3. To approve an amendment to the 1995 Stock Option Plan to increase automatically on the first day of each fiscal year of the Company beginning on and after October 4, 1998 the maximum aggregate number of shares of Common Stock issuable under the plan by that number of shares of Common Stock of the Company equal to 4.9% of the number of shares of the Company issued and outstanding on the last day of the preceding fiscal year.

         [_] FOR                   [_] WITHHELD            [_] ABSTAIN

4. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1996 Employee Stock Purchase Plan by 150,000 shares.

         [_] FOR                   [_] WITHHELD            [_] ABSTAIN

5. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 3, 1998.


         [_] FOR                   [_] WITHHELD            [_] ABSTAIN


6. To transact such other business as may properly come before the meeting or any adjournment thereof.


     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3, 4 and 5.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


                                  Dated ___________________, 199___

                                 (Be sure to date Proxy)


                               --------------------------------------
                                 Signatures(s)





     Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. PLEASE DATE THE PROXY.

     Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.